EXHIBIT 99.1

Contacts:

Caraco Pharmaceutical - Daniel Movens or Mukul Rathi - P: (313) 871-8400

Caraco Pharmaceutical - Aaron Miles - P: (313) 556-4150

FOR IMMEDIATE RELEASE

Caraco Pharmaceutical Laboratories Ltd. Reports Record Net Sales for the First Quarter Fiscal 2008

DETROIT, Michigan, July 20,2007 -- Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) posted record net sales for the first quarter of fiscal 2008, ended June 30, 2007, of $35.4 million, as compared to $24.8 million for the corresponding period of fiscal year 2007. This represents an increase of 43% over the first quarter of fiscal 2007. We earned a net pre-tax income of $9.6 million during the first quarter of fiscal 2008, as compared to a net pre-tax income of $5.0 million during the corresponding period of fiscal 2007. We earned net income of $8.5 million in the first quarter of fiscal 2008 as compared to net income of $5.0 million during the corresponding period of fiscal 2007.

Daniel H. Movens, Caraco’s Chief Executive Officer, said, “We are pleased to report Caraco’s continued growth on net sales. The Company’s record sales are directly correlated to our continued discipline in the execution of our business strategy. Contributing to the results were improved production and increased sales of key products including products marketed under our marketing agreement with Sun Pharmaceutical Industries, Ltd. (“Sun Pharma”) and lower non-cash R&D expenses. We have continued to meet the demands of a competitive U.S. generic pharmaceutical market, and going forward we will look to sustain this growth by continuing to effectively market our products and leverage opportunities from our new and existing product pipeline.”

First Quarter Fiscal 2008 Results

During the first quarter of fiscal year 2008, net sales rose to a record $35.4 million, from $24.8 million for the corresponding period of fiscal year 2007. Gross profit during the relevant period improved to $15.9 million, as compared to $13.0 million for the corresponding period of fiscal year 2007, reflecting an increase of 22%. The increase in gross profit was primarily due to higher sales, partially offset by the change in sales mix to distributed products versus manufactured products and price erosion.

Selling, general and administrative (SG&A) expenses during the first quarter of fiscal 2008 were $3.4 million compared to $2.1 million during the corresponding period of fiscal 2007, representing an increase of 62%. The increase was mainly due to higher marketing and administrative increases relative to the increase in sales along with an additional one-time marketing charge for a product. SG&A expenses, as a percentage of net sales were 10%, excluding the one-time charge it would have been 8% for the first quarter of fiscal 2008, as compared to 9% for the corresponding period of fiscal 2007.

Total research and development (R&D) expenses for the first quarter of fiscal 2008 were $3.3 million as compared to $6.1 million during the corresponding period of fiscal 2007. Actual cash R&D expenses were $3.3 million during the first quarter of fiscal 2008 compared to $1.7 million during the corresponding period of fiscal 2007. We did not incur any non-cash R&D expenses (technology transfer cost) during the first quarter of fiscal 2008, as compared to $4.4 million during the corresponding period of fiscal 2007. The cash R&D expenses during the first quarter of fiscal 2008 were higher compared to those during the corresponding period of fiscal 2007 due to increased R&D activity.

Mr. Movens remarked, “Currently, we have 27 ANDAs pending approval at the FDA (including three tentative approvals) or 19 products. We continue to work to expand and upgrade our facilities, attract and hire talented individuals and expand our customer base. Our internal efforts, combined with Sun Pharma in developing new products have also picked up momentum and this should permit us to grow at the level of our guidance. We will continue to reinvest in the business by expanding our efforts in the development of new products. Based on current trends, we believe we will achieve 30% growth in sales for fiscal 2008, compared to fiscal 2007.”

“We generated cash from operations of $1.4 million during the first quarter of fiscal 2008 as compared to $6.8 million during the corresponding period of fiscal 2007. Accounts receivable increased by $4.9 million to $31.0 million during the first quarter of fiscal 2008 as compared to $26.1 million at the end of fiscal 2007 due to higher net sales and sales timing. The lower cash results were primarily due to higher prepaids due to a marked increase in a contractual deposit with a customer relative to the growth in business with that customer, and the additional investment in inventory along with the higher accounts receivable,” stated Mr. Movens.

“At June 30, 2007 we had working capital of $79.9 million compared to working capital of $76.2 million at March 31, 2007. The increase in working capital in fiscal 2008 is due to an increase in accounts receivable and inventory balances resulting from higher sales volumes, and also an increase in prepaids due to an increase in the contractual deposit with a customer, partially offset by higher current liabilities. Additionally, we have available the $10.0 million line of credit obtained through JP Morgan Chase Bank, N.A. which would allow us flexibility in expansion efforts to increase our capacity over the next few years.”

Mr. Movens added, “We believe the competitive environment we find ourselves in is conducive to our success. Due to our size and management structure, we believe that we are able to move swiftly and effectively. We are disciplined and have the aptitude to execute our plan. We believe we are substantially compliant with cGMP. We continue to invest in improved systems, training and personnel in quality assurance, quality control and manufacturing to improve our overall performance in quality.”

“Although gross profit margins may come down over time due to price erosion and the change in sales mix to distributed products versus manufacturing products we are confident that our sales growth, expanding product portfolio and successful execution of our business plan will offset any long-term net impact. However, should the pricing pressures become more severe than anticipated, the result may be lower growth rates and gross margins. Management has and will continue to work diligently to counter the pricing pressures through increased sales volumes, expansion of our customer base, improved productivity, better cost absorption of operational overheads, cost reductions and increased development plans,” commented Mr. Movens.

Mr. Movens added, “As previously mentioned, we have entered into a definitive agreement to market Sun Pharma ANDAs that are either approved or awaiting approval at the FDA. Accordingly, we have begun marketing a number of these products which are categorized as distributed products. While increased distributed products may lower our gross profit margins, this agreement will provide for an alternate stream of products that will complement our internal research and development, our outsourced development and our current technology agreement with Sun Pharma, providing four diverse paths of development, an increased product pipeline and potential revenue. These various paths mitigate the risk of each other, potentially allowing for an ongoing stream of approvals from the FDA.”

“The Company intends to aggressively move forward with the development of new products. We believe that Sun Pharma is a partner with a proven track record; and one that already has provided the Company with quality products. In addition to the Sun Pharma products agreement, we have implemented additional development strategies with various third parties both domestically and abroad that will complement the Sun Pharma development pipeline. These additional development agreements will be entered into in order to eliminate any future gaps in our calendar of approvals that we anticipate from the FDA. We expect these agreements to run parallel to our own product development. In order to improve the amount of filings during the fiscal 2008, we continue to fortify our own research and development team by adding formulators and increasing the number of products we have in development internally,” Mr. Movens concluded.

This press release should be read in conjunction with our Form 10-Q which has more detailed information on the first quarter of fiscal 2008.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation’s largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission and include, but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or cheaper products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

Financial Statements to Follow

CARACO PHARMACEUTICAL LABORATORIES, LTD.

UNAUDITED STATEMENTS OF INCOME

	Quarter ended June 30,
	2007	2006

Net sales	$35,400,317	$24,751,146
Cost of goods sold	19,532,539	11,743,174

Gross profit	15,867,778	13,007,972

Selling, general and administrative expenses	3,402,667	2,116,440
Research and development costs - affiliate	—	4,379,200
Research and development costs – other	3,285,487	1,697,160

Operating income	9,179,624	4,815,172

Other income
Interest income	467,293	130,920
Other income	—	39,832

Other income	467,293	170,752

Net income before income taxes	9,646,917	4,985,924
Income taxes	1,131,701	—

Net income	$8,515,216	$4,985,924

Net income (loss) per common share
Basic	0.30	0.19
Diluted	0.22	0.13

Weighted number of Shares
Basic	28,348,201	26,422,321
Diluted	39,026,845	38,185,021